Exhibit 10.7

STRICTLY PRIVATE & CONFIDENTIAL

Tuesday 30th April, 2019

Spiro Sakiris

167 Charles Street

PUTNEY NSW112

Dear Spiro

We are pleased to confirm our offer of employment to you with GLUCOSE BIOSENSOR SYSTEMS (GREATER CHINA) PTY LTD (Company).

Item	Description	Details	Specific term set out in this clause
1	Position	Chief Financial Officer	clause 1.1

2	Commencement Date	30/04/2019	clause 1.2

3	Location	The iQ Group Global Head Office, Level 9, 85 Castlereagh Street, Sydney, NSW 2000, or as otherwise directed in writing.	clause 1.4

4	Reporting Line	George Syrmalis	clause 2.5

5	Total Fixed Remuneration

Initially comprised of the total of:

1) Annual Gross Base Salary - $290,000.00

2) Superannuation – in accordance with current Superannuation Guarantee legislation.

3) Annual Gross Motor Vehicle Allowance - $20,000

clause 6.1

6	Potential Bonus and Incentive Schemes	Up to 20% of gross base salary	clause 6.2

7	Annual share entitlement under Employee Share Plan	Not applicable	clause 7

8	Jurisdiction	New South Wales	clause 1.1 8.1(b) clause 20.1(a) clause 20.1(b) clause 21.1, definition of “Business Day”

9	Termination by the Company	1 month’s notice	clause 13.1(a)

10	Termination by You	1 month’s notice	clause 13.1(b)

11	Restricted Period

1) The period of 6 months starting on the End Date; or if a court determines that this is unenforceable, then

2) The period of 3 months starting on the End Date; or if a court determines that this is unenforceable, then

3) The period of 1 month starting on the End Date.

clause 21.1 , definition of “Restricted Period”

12	Restricted Area	1) Australia; or if a court determines that this is unenforceable; then 2) New South Wales; or if a court determines that this is unenforceable; then 3) Sydney.	clause 21.1, definition of “Restricted Area”

13	Mandatory Qualifications / Licences

As applicable:

1) Driver’s licence that permits you to drive a motor vehicle in Australia; and/or

2) Professional qualifications and/or regulatory licences and/or certifications necessary for you to perform your Position.

clause 1.3

Congratulations on this offer to join the Company.

Should you have any queries please don’t hesitate to contact Matt Scott, Director, Human Capital via email at, human.capital@theiqgroup.com.au

Yours sincerely,

GLUCOSE BIOSENSOR SYSTEMS (GREATER CHINA) PTY LTD

Dr George Syrmalis

CHIEF EXECUTIVE OFFICER

I, Spiro Sakiris, acknowledge and agree that I have read this letter and the annexed agreement and accept these terms of my employment with the Company.

Employment Agreement

1 Employment

1.1 Position

The Company will initially employ you in the position specified at Item 1 .

1.2 Commencement date

Your employment will start on the date specified at Item 2 , or as otherwise agreed between you and the Company in writing.

1.3 Warranty

You warrant that:

(a) all statements and representations you made during recruitment for this role, were accurate and truthful in all respects;

(b) you have the necessary skills and experience to carry out to a high standard your duties, functions and responsibilities as required in your Position;

(c) you have the qualifications and licences (including those specified at item 11) necessary to perform your role and you will maintain such qualifications and licences for the entire course of your employment;

(d) you have disclosed to the Company information about any possible restrictions (including medical and any post-employment restraints from your previous employment) on you from performing the duties set out in this agreement; and

(e) other than those disclosed to the Company, you are not under any obligation or restriction which would interfere or conflict with your employment in this role or your obligations and duties under this agreement; and

(f) IF MVA IS APPLICABLE at the date of signing this agreement and for the term of your employment with the Company, you will ensure that at all times when carrying out your duties or representing the Company, the motor vehicle used by you complies with all legal requirements including being fully registered and comprehensively insured (including coverage for your car, third party liability and coverage for the use of your car for work purposes) and is maintained in accordance with your obligations under this agreement.

1.4 Location and travel

Your place of work is at the location specified at Item 3 . The Company may require you to work in other locations at any time (on a temporary or permanent basis), and/or to travel within the state, interstate or overseas to perform your duties.

1.5 Indemnity

You will indemnify the Company against any claim which may be made against the Company or any of its associated entities, to the extent such claim arises in connection with any matter also resulting in a breach by you of the warranties set out in clause 1.3 above.

2 Duties and reporting structure

2.1 Duties of your position

(a) You must perform the duties set out in your position description. The Company may vary these duties at any time.

(b) You must also perform other duties which you are capable of performing, as required by the Company.

(c) Medicines Australia: All medical representatives entering the Australian prescription pharmaceutical industry for the first time, whether employed full time or part time, permanent or contracted must enrol in the Code of Conduct component of the endorsed Medicines Australia education programme within the first six months of employment and must complete the full programme requirements for medical representatives within two years.

2.2 Flexibility

It is critical that you are flexible in all respects to assist the Company meet its business and client needs. You accept that your position, duties, responsibilities, reporting line and work location may change from time to time to meet business needs.

2.3 General duties

You must:

(a) devote all of your time, attention and skill to the performance of your duties both during normal business hours and at other times as reasonably necessary;

(b) perform your duties faithfully and diligently;

(c) follow lawful and reasonable directions given to you by the Company;

(d) comply with all laws applicable to your employment and position; and

(e) promote the best interests of the Company and any Group Company, and not act in any way which may harm or prejudice the reputation or goodwill of the Company and any Group Company.

2.4 Changes to your position

If your position, duties or reporting structure change during the term of this agreement, this agreement will continue to apply to your employment unless you and the Company:

(a) enter a new written employment agreement; or

(b) vary this agreement in writing.

2.5 Reporting structure

You will report to the person identified at Item 5 , or as otherwise directed by the Company.

2.6 Duties in relation to motor vehicles

In your position, you are required to have available to perform your duties a motor vehicle. It is a condition of your employment with the Company that all times during your employment:

(a) you hold an unrestricted driver’s licence;

(b) the vehicle used in performing your duties is appropriately maintained and in good working order having regard to amongst other things, manufacturer and mechanical recommendations, wear on tyres and has no known defects that have not been reported to the manufacturer or approved mechanic;

(c) you have comprehensive car insurance for the vehicle used in performing your duties, which includes third party insurance and coverage for using your vehicle for work purposes;

(d) you obey all traffic and road rules and regulations. Failure to do so may result in disciplinary action including termination of your employment;

(e) you pay all fines, costs, penalties and infringements arising out of your motor vehicle; and

(f) upon request, you will provide proof of your car insurance, which may, without limitation, include providing the certificate of currency.

You acknowledge that the motor vehicle allowance provided to you under this contract covers all costs associated with running and comprehensively insuring the vehicle used in performing your duties, this includes, without limitation, petrol costs.

Further details regarding the Company’s Motor Vehicle Policy will be made available to you upon commencement.

If at any time you are in any doubt in relation to obligations you must seek guidance from the Company.

3 Hours of work

You will be required to work 38.0 hours each week, during the Company’s ordinary business hours, and reasonable additional hours in accordance with the Company’s operational requirements.

4 Group policies

(a) The Group has various policies which apply to your employment. You must familiarise yourself with these policies.

(b) Where the policies place obligations on you, you must comply with them.

(c) The Group may review, vary, add to or withdraw the policies from time to time in its absolute discretion.

(d) To avoid doubt, the policies and any obligations on the Group set out in them do not form part of your contract of employment and are not binding on the Group.

5 Workplace surveillance

5.1 Camera surveillance

The Company uses video surveillance equipment in strategically located internal and external areas of the workplace to monitor movements. Cameras will operate continuously and surveillance will be ongoing.

5.2 Computer and network surveillance

(a) For the purposes of performing your duties, the Company may provide to you from time to time access to computer, internet, mobile communication and email facilities and other equipment and facilities. Use of such equipment and facilities is for business purposes only. You must not engage in inappropriate use of those facilities.

(b) The Company monitors computer and network use (and the use of any other equipment and facilities) by employees on an ongoing and regular basis. The Company may at any time access, monitor and record any communication or information developed, used, received, stored or transmitted by you using Company resources. Filtering systems are installed in the Company’s network which restrict the flow of certain types of material, including emails and viruses, in and out of the network. Accordingly, some email traffic may be blocked.

(c) Further details regarding the Internet, Email and Computer Use Policy will be made available to you upon commencement.

6 Remuneration

6.1 Total Fixed Remuneration

(a) The Company will initially pay you the amount specified at Item 5 .

(1) Annual Base salary;

(2) Compulsory Superannuation;

(3) Motor vehicle allowance

(b) The Company will make compulsory superannuation contributions up to the quarterly maximum salary cap on your behalf in accordance with the Superannuation Guarantee legislation. The contributions may be made to The iQ Group Global default provider, or to a complying superannuation fund of your choice.

(c) You may also have access to use of a mobile phone, in accordance with relevant Company policy (as amended from time to time and does not form part of this agreement).

6.2 Potential Bonus and Incentive payments

(a) You may be eligible to participate in any bonus and incentive scheme that may be implemented from time to time by the Company, in accordance with the Company’s policies and procedures.

(b) Any scheme does not form part of your contract of employment. Bonus and incentive payments do not form part of your remuneration for any purpose, including leave entitlements, notice and severance payments. However, all pre- tax allowances and commissions/incentives are included in your taxable income and are inclusive of superannuation.

(c) Upon termination of your employment, your entitlement in respect of any and all amounts owing will be governed by the rules of the scheme.

(d) The Company reserves the right to alter, vary or withdraw the scheme or its terms at any time. The Company also retains the absolute and ultimate discretion in assessing and determining bonus and/or incentive payments.

(e) Subject to and without derogation from the above, following your first twelve months of employment, and subject to meeting both the Company’s and your objectives, you may be eligible to participate in a scheme to potentially receive a discretionary bonus of the percentage specified at Item 6 of your base salary as follows:

(1) 50% of the bonus entitlement will be determined on the Company meeting its annual objectives; and (2) the balance of the bonus entitlement will be determined on meeting mutually agreed annual employee objectives, or absent agreement, as determined by the Company following discussions with you.

6.3 Annualised salary

(a) Your base salary includes compensation for all entitlements, benefits or payments that might otherwise be due under any industrial instrument that may apply to your employment, and may be set off against any entitlement to:

(1) overtime;

(2) penalty payments for out of hours work or working weekends and public holidays;

(3) shift loadings;

(4) leave loadings;

(5) any other loadings, penalties, allowances, bonuses, incentives, and

(6) other payments or benefits of any kind which may otherwise be applicable.

(b) Accordingly, you will not be paid any special rates or allowances for working particular times or under particular conditions unless otherwise agreed in writing.

(c) The terms of any industrial instrument (or any subsequent or replacement industrial instrument) which may apply to you do not form part of this agreement.

(d) The Company is entitled to apply any over-award payments or other benefits provided for in this agreement, or paid to you in excess of statutory entitlements, in satisfaction of any modern award or other entitlements to which you may become entitled.

6.4 Payment

The Company will pay your salary monthly, fortnightly or weekly by electronic transfer to your nominated bank account. Presently, the Company pays monthly.

6.5 Expenses

The Company will reimburse you for any expenses that you reasonably incur during the performance of your duties. The Company will require you to provide a tax invoice, or other evidence, to substantiate any expenses claim.

6.6 Confidentiality

The Company requires all employees to maintain the confidentiality of all information in respect of remuneration.

7 Employee share plan

(a) You may be eligible to participate in the Company’s employee share plan (Plan) in accordance with the rules of the Plan (as amended from time to time). These rules may be amended from time to time and do not form part of your employment agreement. Eligibility to participate is at the Company’s discretion.

(b) If you are invited to participate it is anticipated that up to the number of shares specified at Item 7 would be allotted to you under the Plan once you have 12 months’ of continuous service with the Company (date of vesting) and have met certain predefined objectives to be provided by the Company to you from time to time. The award of shares allotted to you would be subject to vesting conditions requiring you to remain in employment with a Group Company (unless otherwise agreed by both parties in writing) for 3 years from the date of vesting. Details of such an award will be provided to you at the applicable time.

8 Leave

8.1 Your entitlement

(a) You are entitled to annual leave, personal/carer’s leave, compassionate leave, parental leave and community service leave in accordance with applicable legislation (currently, the National Employment Standards).

(b) You will be entitled to long service leave in accordance with applicable legislation.

(c) Currently, National Employment Standards are:

(1) 20 days’ annual leave each year;

(2) 10 days’ paid personal/carer’s leave each year – in certain circumstances you may also be able to access unpaid carer’s leave and 2 days’ paid compassionate leave; and

(3) up to 12 months’ unpaid parental leave where you have responsibility for the care of a child and have completed at least 12 months of continuous service with the Company. In certain circumstances, you may be able to extend this leave.

8.2 Taking personal/carer’s leave

The Company reserves the right to request a medical certificate for any absence relating to Personal and/or Carer’s leave.

However, without limitation, the Company will require you to produce a medical certificate or other evidence supporting your claim for Personal and/or Carer’s leave if you:

(a) take more than 2 consecutive days of personal/carer’s leave; or

(b) take personal/carer’s leave on a Business Day immediately before or after a weekend or public holiday and pre-approved leave.

8.3 Community service leave

(a) The Company may require you to produce evidence that you engaged in a relevant community service activity, such as jury duty and any voluntary emergency management activity, if you take community service leave.

(b) ‘Voluntary emergency management activity’ means a voluntary activity in respect of an emergency or natural disaster assisting a recognised emergency management body as defined in the National Employment Standards.

(c) If you engaged in jury duty when you took community service leave, the Company may, in relation to the first 10 days of jury duty, require you to provide evidence:

(1) that you took all necessary steps to obtain any jury service pay to which you were entitled; and

(2) of the amount of jury service pay which has or will be paid to you.

(d) The Company may reduce the total amount of any payment to you for community service leave by the amount of jury service pay which has been or will be paid to you.

8.4 Taking annual leave

(a) You acknowledge the benefit of taking annual leave yearly, as it ensures your health and wellbeing and that you are rested and have a chance to recuperate from work.

(b) You will endeavour to take your annual leave each year, including a period in a significant block, like 2 weeks.

(c) You must provide the Company with at least 4 weeks’ notice of any intention to take annual leave.

(d) Where you have excessive annual leave accrued, the Company may direct you to take annual leave.

(e) The Company’s business is generally closed between Christmas and New Year each year. You must take annual leave during any period(s) when the business is closed, if directed by the Company. If you do not have sufficient annual leave accrued, you must take unpaid leave, annual leave in advance or purchase leave (in accordance with the relevant Company policy as amended from time to time which does not form part of this agreement).

(f) If your annual leave balance is negative upon separation from the Company, you agree to the company deducting an amount equivalent to the leave owed to the Company from your final pay or, that you will repay the Company in full prior to your last day of work.

8.5 Public holidays

You will usually be entitled to be absent on days declared as public holidays in the state/territory in which you work. From time to time you may be required, and you will not unreasonably refuse, to work on a public holiday in order to perform your duties. Your remuneration includes an amount to compensate for this.

9 Change of duty

(a) The Company may, at any time, ask that you not attend for duty on pay, or direct you to perform work in a different position, at any time during the term of your employment, including but not limited to circumstances where the Company forms the view that your conduct, capacity or performance may warrant serious disciplinary action.

(b) If the Company suspends you from duty in accordance with clause 9(a) , it may appoint someone else to your role for the period of suspension.

10 Medical examinations

(a) The Company may, from time to time at its discretion, require you to undergo an independent medical examination by a medical practitioner nominated by the Company. The Company will bear the costs of any such examination, and you consent to the medical practitioner releasing the results of that examination to the Company.

(b) The Company will keep the results confidential and will only use them to assess your ability to perform your duties or meet the Company’s occupational health and safety obligations, which may result in the Company taking action including, but not limited to:

(1) requiring you to return to work;

(2) requiring you to leave, or remain away from, work, for a period of time;or

(3) your employment.

11 Reporting Adverse Events

(a) You must report any untoward medical occurrence in a patient, consumer or clinical investigation subject that you become aware of in the course of your employment (Adverse Event) to the Company as soon as possible after you become aware of the Adverse Event.

(b) A failure to report an Adverse Event in accordance with clause 11(a) may result in disciplinary action, which may include the termination of your employment pursuant to clause 13.7 of this agreement.

12 Social Media

(a) You must ensure that any content or material published by you using any social media tool including but not limited to LinkedIn, Facebook, Instagram and Twitter:

●	is in full compliance with all policies and directives of the Company or the Group in place from time to time, including but not limited to the Media and Social Media Policy;

●	is in full compliance with all confidentiality obligations;

●	protects the privacy of clients, suppliers and employees/contractors of the Group;

●	does not infringe any intellectual property rights of the Group, its clients and suppliers or any other third party;

●	does not breach any contractual obligations;

●	does not bring the business of the Group or its clients and suppliers into disrepute;

●	does not bring you into disrepute in a manner that could reflect adversely on the business of the Group or your employment relationship with the Group;

●	is not obscene, offensive, threatening, derogatory, harassing, discriminatory or hateful to another organisation and in particular: the Group, its employees and contractors, clients, suppliers and other businesses with whom you or the Group have dealings;

●	is otherwise accurate and not misleading and deceptive including accurately reflecting your role with the Company or The Group; and

●	is promptly removed from any site or publication upon any request or direction from the Company or The Group.

(b) The above obligations continue after your employment ends.

13 Ending your employment

13.1 Ending your employment with notice

Subject to clause 1.6:

(a) The Company may end your employment at any time by providing you with the period of written notice specified at Item 9.

(b) You may end your employment at any time by providing the Company with the period of written notice specified at Item 10.

13.2 Payment in lieu of notice period

The Company may:

(a) pay you in lieu of your notice period; or

(b) require you to work for part of your notice period and pay you in lieu of the balance of the period.

13.3 Calculation of payments if your employment ends

If your employment ends, the Company will calculate any payments in lieu of notice based on your base salary.

13.4 Deduction of amounts owed

(a) To the extent permitted by law, any outstanding advances (including base salary) or other payments owed by you to the Company, whether or not these are due to be paid, including for example any amounts due under an indemnity, will be deducted before payment of any amounts otherwise due to you under this Agreement are made to you.

(b) If the amounts owed by you to the Company at the End Date exceed amounts payable to you under this clause, you agree to repay such amounts to the Company within 14 days of the End Date.

13.5 Failure to give notice

(a) You acknowledge that:

(1) the requirement to provide the specified period of written notice is in recognition of the fact your role with the Company is an important one; and

(2) if you end your employment without giving the specified period of notice, the Company’s business will be disrupted and as a result, the Company will suffer loss.

(b) In the event that you end your employment without giving the specified period of notice in writing, you undertake to pay the Company an amount equal to your total remuneration for the balance of the notice period not served. You agree that this amount is a genuine pre-estimate of the loss the Company is likely to suffer as a result of your failure to give the specified period of notice.

13.6 Duties during notice period

(a) If you or the Company gives notice ending your employment, the Company may direct you at any time during the notice period:

(1) not to attend work;

(2) not to perform all or part of your duties; or

(3) to perform duties which are different to your normal duties, provided that you have the necessary skills and competence to perform those duties.

(b) If you or the Company gives notice ending your employment, the Company may appoint someone else to your role during the notice period.

13.7 Ending your employment without notice

Notwithstanding clause 13.1 , the Company may end your employment at any time without notice for any reason warranting summary dismissal, including but not limited to, if you:

(a) engage in serious or wilful misconduct;

(b) are seriously negligent in the performance of your duties;

(c) commit a serious or persistent breach of this agreement (including but not limited to failing to perform or observe any lawful direction or instruction by the Company);

(d) commit an act, whether at work or otherwise, which brings the Company into disrepute; or

(e) are convicted of a criminal offence which is in the reasonable opinion of the Company, causes or is likely to cause, harm to the reputation or otherwise of the Company or which prevents you from performing your duties.

Note: As you are entitled to a motor vehicle allowance to enable you to perform the inherent requirements of your role, a condition of your employment is that you must at all times hold a valid driver’s licence appropriate for the type of vehicle and jurisdiction in which it is driven. You agree that you will immediately notify the Company of any change in the status of your driver’s licence, including if your licence is suspended or if you lose your licence. At its discretion, the Company may request you to provide an up-to-date driving record at any time.

The Company is entitled to terminate your employment immediately if it reasonably considers that you are unable to properly perform your role because of the change in status (including, but not limited to, in circumstances where such change would prevent you from performing the inherent requirements of your role).

13.8 Exclusion of the Company policies

Nothing in any policies, statements or representations issued, or made, by the Company, or practices adopted by the Company, will limit or affect the Company’s rights to terminate your employment in accordance with this clause.

13.9 Obligations upon end of work

Before the End Date, or as soon as practicable after that date, you must:

(a) return all property belonging to the Company or any Group Company, including but not limited to any security keys, hard copy or electronic version of Confidential Information, any Company document, Intellectual Property or any other document brought into existence during your employment with the Company which is in your possession, custody or control, without retaining a copy;

(b) provide to the Company all relevant passwords and access codes (including building security, the Company bank accounts, computer systems or computer files) which have been in your care or control during your employment;

(c) ensure that you perform all of your duties (as described in your job description) to the standard required; and

(d) remove from all social media tools any material that states or implies that you remain employed by the Company or Group and ensure that your experience and role with the Company or Group remains at all times accurately reflected in such tools.

13.10 No compensation

(a) You acknowledge that if the Company ends your employment, you have no further claim against the Company for compensation.

(b) You agree that the salary and benefits paid to you under this agreement include specific consideration to ensure the Company may avail itself of all its rights to end your employment contained in this agreement.

14 Disclosure of information

14.1 Your obligations during employment

(a) During your employment, you must not use or disclose Information (including Confidential Information) unless the use or disclosure is:

(1) required by law;

(2) made as part of the proper performance of your duties; or

(3) agreed by the Company.

(b) Any use of Information on any social media tool must comply with your obligations as set out in these terms. At any time you are in any doubt in relation to your social media obligations you must seek guidance from the Company.

(c) You agree to comply with all relevant privacy legislation, as amended from time to time, and to treat any personal and health information that you have access to as confidential.

(d) In addition, it is your responsibility to keep all Company property that you are supplied with in good order. You must immediately advise the Company of any damage caused or defects.

14.2 Preventing disclosure

During and after your employment:

(a) You must take all reasonable and necessary precautions to maintain the secrecy and prevent disclosure of Confidential Information.

(b) You must immediately notify the Company of any suspected or actual unauthorised use, copying or disclosure of Confidential Information.

14.3 Your obligations after your employment ends

(a) After your employment ends, and without limiting your general law obligations, you must not disclose Confidential Information unless the disclosure is:

(1) required by law; or

(2) agreed in writing by the Company.

(b) Further, after your employment ends, you agree to:

(1) comply with your obligations above, in respect of maintaining the confidentiality of Confidential Information; and

(2) provide all assistance and co-operation to the Company (and its related businesses), as requested, to assist it to protect, preserve and or recover its Confidential Information, including in any legal proceedings.

14.4 Implied term and survival of obligations

(a) To avoid doubt, this clause 14 is not intended to limit any duty of good faith and fidelity owed by you at law.

(b) Your obligations under this clause 14 continue after your employment ends.

15 Intellectual property

15.1 Ownership

(a) The Company is the sole and exclusive owner of all Intellectual Property thatyou create or contribute to during your employment.

(b) To the extent any such Intellectual Property does not vest in the Company, you hereby assign all such Intellectual Property to the Company (or another Group Company nominated by the Company).

(c) You must do all things reasonably requested by the Company to ensure that the Company (or another Group Company nominated by the Company) owns and is entitled to register the Intellectual Property that you create or contribute to during your employment.

15.2 Disclosure

You must inform the Company of all Intellectual Property that you create or contribute to during your employment.

15.3 Survival of obligations

Your obligations under this clause 15 survive the termination of your employment.

16 Moral Rights

If you have Moral Rights in any Intellectual Property owned by any Group Company you:

(a) irrevocably consent to any act or omission by any Group Company which would otherwise infringe those Moral Rights;

(b) agree that your consent extends to acts and omissions by each Group Company’s licensees and successors in title; and

(c) agree that your consent is a genuine consent given under Part 9 of the Copyright Act 1968 (Cth) and has not been induced by duress or any false or misleading statement.

17 Restrictions during your employment and conflict of interest

(a) You must not use your position to gain an advantage for yourself or some other person.

(b) You must have no conflicts which would prevent you from the impartial and proper performance of your duties and you will immediately report any circumstances to the Company where there could be a possible conflict of interest.

(c) Subject to clause 17(e) , during your employment you must not be engaged, concerned or interested in any other business outside The iQ Group Global without the Company’s prior written consent.

(d) Without limiting the above, or without limiting your duty of good faith and fidelity, as an employee of the Company, you are not permitted to take on other employment with a third party or to engage in any other activities (including self- employment) which might directly or indirectly conflict with your duties to the Company, unless prior authorisation is received in writing from the most senior manager in your business unit/function, and the Director, Human Capital.

(e) Despite any other clause of this agreement, you may hold shares in companies listed on any recognised securities exchange without the Company’s prior written consent if you hold less than 2% of the issued shares of any class of any one company.

18 Restrictions after your employment ends

18.1 Inducing employees to leave The Group

You must not during the Restricted Period and in the Restricted Area directly or indirectly induce or attempt to induce any director, employee or contractor of the Group, with whom you had work related dealings during the 6 months preceding the Last Service Date, or of whom you have, or have had, Confidential Information about in respect of their engagement with the Group, to terminate his or her engagement with the Group, whether or not that person would commit a breach of that person’s contract of engagement.

18.2 Persuading the Group’s clients to cease or reduce business

You must not during the Restricted Period and in the Restricted Area solicit or persuade any client of the Group with whom you had work related dealings during the 6 months preceding the Last Service Date or of whom you have, or have had, Confidential Information about to cease doing business with the Group or reduce the amount of business which the person would normally do, or otherwise have done, with the Group.

18.3 Priority of restrictions

You agree that you intend the restrictions in this clause 18 to operate to their maximum extent. However, should a Court consider it necessary to reduce the extent of a restriction, the parties intend that any reduction should be made to the Restricted Area before any reductions are made to the Restricted Period.

18.4 Consent and notification to new employer

(a) The restrictions in this clause do not apply in circumstances where you have obtained the Company’s prior written consent.

(b) You acknowledge that in the event of the termination of your employment with the Company, the Company may notify your new employer about the Company’s rights and your ongoing obligations under this agreement.

18.5 Restrictions reasonable and independent

You acknowledge and agree that:

(a) you will obtain Confidential Information during your employment, the disclosure of which could materially harm the Group;

(b) the restrictions in this clause are reasonable and necessary for the protection of the Group’s Confidential Information and goodwill;

(c) you intend the restrictions to operate to the maximum extent;

(d) despite anything in this clause 18 , for the purposes of this clause 18 , a ‘substance over form’ approach is intended to be taken as to whether the conduct prohibited by this clause 18 occurred in the Restricted Area. For example, the provisions in this clause 18 will apply if you solicit an employee located inside the Restricted Area but you take the relevant action (e.g. make a telephone call or send an email to that employee) from a location outside the Restricted Area;

(e) damages may be inadequate to protect the Group’s interests and the Group is entitled to seek and obtain injunctive relief, or any other remedy, in any court; and

(f) the restrictions are separate, distinct and several, so that the unenforceability of any restriction does not affect the enforceability of the other restrictions.

18.6 Modification of restrictions

If the restrictions in this clause 18 :

(a) are void as unreasonable for the protection of the Group’s interests; and

(b) would be valid if part of the wording was deleted or the period or area was reduced, the restrictions will apply with the modifications necessary to make them effective.

18.7 Obligations continue

Your obligations under this clause 18 survive the ending of your employment.

19 Reference and background checks

(a) This offer of employment with the Company is made to you on the understanding that the information you provided to us during the recruitment process is accurate and complete. However, to ensure the integrity of the recruitment process, the Company requires all new employees to undergo reference and background checking.

(b) Accordingly, you acknowledge and accept that:

(1) this agreement is conditional upon the satisfactory completion of the reference and background checks set out below. If the Company is not satisfied with the results of any of the following checks, it may withdraw this offer of employment made to you;

(2) the Company may carry out the following checks on you to determine your suitability for the position:

reference check with previous employers; academic qualification check; Federal Police criminal record check; and any other check which it considers relevant.

20 General

20.1 Miscellaneous

(a) This agreement is governed by the law in force in the jurisdiction specified at Item 8 .

(b) Each party irrevocably submits to the non-exclusive jurisdiction of courts exercising jurisdiction in the jurisdiction specified at Item 8 and courts of appeal from them in respect of any proceedings arising out of or in connection with this agreement. Each party irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

(c) This agreement states all the express terms of the agreement between the parties in respect of its subject matter. It supersedes all prior discussions, negotiations, understandings and agreements in respect of its subject matter.

(d) You acknowledge that in accepting employment with the Company you have not relied on any representations regarding your employment made by the Company (or its agents or employees) other than matters expressly set out in this agreement.

(e) If any provision of this agreement is invalid under the law of any jurisdiction, the provision is enforceable in that jurisdiction to the extent that it is not invalid, whether it is in severable terms or not.

(f) Clause 20.1(e) does not apply where enforcement of the provision of this agreement in accordance with clause 20.1(e) would materially affect the nature or effect of the parties’ obligations under this agreement.

(g) You represent that you have taken, or had the opportunity of taking, legal advice in relation to the nature, effect and extent of this agreement.

(h) The Company executes this agreement for the Group. You acknowledge and agree that each Group Company may independently enforce the obligations given in their favour in this agreement against you in their own right.

(i) This agreement may be executed in any number of counterparts and all counterparts, taken together, constitute one instrument. A party may execute this agreement by executing any counterpart.

20.2 Waiver

No party to this agreement may rely on the words or conduct of any other party as a waiver of any right unless the waiver is in writing and signed by the party granting the waiver.

The meanings of the terms used in this clause 20.2 are set out below.

Term	Meaning
conduct	includes delay in the exercise of a right.
right	any right arising under or in connection with this agreement and includes the right to rely on this clause.
waiver	includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.

20.3 Previous entitlements

You acknowledge and agree that, despite you taking up employment under the terms of this agreement, the Company does not agree to recognise any entitlements, including redundancy, annual leave, long service leave and any other employee entitlements that an employer in Australia can choose not to recognise in circumstances where an employee takes up employment after leaving employment with another business (including but not limited to where there has been a transfer of business as defined in the Fair Work Act 2009 (Cth)).

21 Definitions and interpretation

21.1 Definitions

The meanings of the terms used in this agreement are set out below.

Terms	Meaning
Business Day	a day on which banks are open for business in the jurisdiction specified at Item 8 , excluding a Saturday, Sunday or public holiday.

Company	GLUCOSE BIOSENSOR SYSTEMS (GREATER CHINA) PTY LTD

Commencement Date	has the meaning given to that term in clause 1.2

Confidential Information

any Information which is:

1) confidential; and

2) not in the public domain (unless in the public domain because of a breach of confidentiality), including, but not limited to, the following:

3) technical information relating to the Company’s business including its operation, manufacture and products;

4) all information concerning the business, its methods of operating, marketing and other activities;

5) information concerning the Company’s customers; and

6) competitive and financial information concerning the business not in the public domain.

Corporations Act	the Corporations Act 2001 (Cth).

End Date	the date on which your employment with the Company ends.

Entity	an individual, company, partnership, joint venture (whether corporate or incorporate) and any other body (whether corporate or incorporate).

Group	the Company and each Group Company.

Group Company	a ‘related body corporate’ of the Company as that expression is defined in the Corporations Act.

Information

any information about the Group or its business (including, but not limited to, any idea, concept, process or know-how) which:

1) comes to your notice in the course of your employment; or

2) is generated by you in the course of performing your duties.

Terms	Meaning
Intellectual Property

all present and future rights to intellectual property including any inventions and improvements, trade marks (whether registered or common law trade marks), patents, designs, copyright, any corresponding property rights under the laws of any jurisdiction and any rights in respect of an invention, discovery, trade secret, secret process, know-how, concept, idea, information, process, data or formula.

Last Service Date	the earlier of the End Date and the date on which the Company elects, in accordance with clause 13.6 to require you not to attend for work and not to undertake any duties.

Moral Rights

all moral rights, including the right of attribution of authorship, the right not to have authorship falsely attributed and the right of integrity of authorship, as defined in the Copyright Act 1968 (Cth).

Prescribed position

1) a position as an employee, director, secretary, company officer, agent, contractor, consultant or adviser of any Entity;

2) a partner, shareholder or member of any Entity; and

3) acting as any of the persons referred to in items 1 and 2 of this definition.

Restricted Area	the area specified at Item 12
Restricted Period	the period specified at Item 11 .

Superannuation Guarantee Legislation

applicable Australian legislation governing the payment by employers of compulsory superannuation contributions on behalf of their employees (currently, the Superannuation Guarantee (Administration) Act 1992 (Cth) and the Superannuation Guarantee Charge Act 1992 (Cth)).

Total Fixed Remuneration	has the meaning given to that term in clause 6.1

you	the employee whose name and address is listed on the letter to whom this agreement is to be offered.

21.2 Interpretation

In this agreement:

(a) Headings and bold type are for convenience only and do not affect the interpretation of this agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) Words of any gender include all genders.

(d) Other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning.

(e) An expression importing a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency as well as an individual.

(f) A reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this agreement.

(g) A reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them.

(h) No provision of this agreement will be construed adversely to a party because that party was responsible for the preparation of this agreement or that provision.

(i) A reference to this agreement includes the terms of this agreement and the terms of the letter offering you employment with the Company.

(j) A reference to an Item is a reference to the items listed in the letter offering you employment with the Company.

(k) Specifying anything in this agreement after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included.

Executed as an agreement

We attach a copy of the Fair Work Information Statement. We are required to give this to you by law. It does not form part of your employment agreement.

The Company

Signed for

GLUCOSE BIOSENSOR SYSTEMS (GREATER CHINA) PTY LTD (ABN 65614067159)

/s/ Matt Scott: Director, Human Capital
Matt Scott: Director, Human Capital

YOU

Signed by:

/s/ Spiro Sakiris
Spiro Sakiris